NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on May 14, 2018, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on May 1, 2018 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The mandatory conversion of Anthem Inc. Corporate Units became effective before the opening on May 1, 2018. Each Equity Unit will have a stated amount of $50 and initially will be in the form of a Corporate Unit consisting of a purchase contract issued by Anthem, Inc. ('Anthem') to purchase shares of Anthem common stock and a 1/20, or 5%, undivided beneficial ownership interest in $1,000 principal amount of Anthem's 1.90% remarketable subordinated notes due 2028. The terms of the purchase contract are pursuant to the prospectus supplement dated May 6, 2015. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on May 1, 2018.